EXHIBIT 99.1
OSI Pharmaceuticals Announces Net U.S. Tarceva(R) Sales for Fourth Quarter and Year-End 2005; Narrows Macugen(R) Guidance & Updates Cash Position on Balance Sheet
MELVILLE, N.Y., Jan 11, 2006 (BUSINESS WIRE) — OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) today announced fourth quarter and year-end net U.S. sales for its flagship product, Tarceva(R) (erlotinib). Net U.S. sales for Tarceva increased 15 percent over the third quarter to $83.9 million for the fourth quarter ended December 31, 2005. Total U.S. net sales of Tarceva for 2005, its launch year, were $274.9 million. U.S. net sales of Tarceva as recorded by Genentech, Inc., OSI’s U.S. collaborator for Tarceva included an adjustment of approximately $3 million in the fourth quarter relating to government rebates and allowances. Number of days of inventory levels at wholesalers was consistent with the prior quarter. The announcement follows the release of Tarceva U.S. sales data reported by Genentech in their year-end press release and conference call.
OSI also announced that during its presentation at the JPMorgan 24th Annual Healthcare Conference in San Francisco, CA, on January 9, 2006 the Company provided updated guidance of net product revenue of $183 million to $185 million for Macugen(R) (pegaptanib sodium injection) for the year ending December 31, 2005. Prior guidance of net product revenue for Macugen for 2005 was $175 million to $190 million. The Company also announced at the conference that following its previously announced private placement of convertible senior notes it exited 2005 with in excess of $150 million in cash and investments on its balance sheet.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
SOURCE: OSI Pharmaceuticals, Inc.
OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
or
Investors:
Lisa Burns, 212-213-4281